Exhibit 16.1

Michael T. Studer, CPA, P.C.

18 East Sunrise Highway, Suite 311

Freeport, NY 11520

Phone: (516) 378-1000

Fax: (516) 546-6220

January 11, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Legal Life Plans, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated January 10, 2013 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Michael T. Studer CPA P.C.

Very truly yours,

/s/ Michael T. Studer

Michael T. Studer

President